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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 Nos. 333-110499-01) and related Prospectus of Principal Financial Group, Inc. and Principal Life Insurance Company for the registration of $4,000,000,000 Secured Medium-Term Notes and to the incorporation by reference therein of our reports dated January 31, 2003, with respect to the consolidated financial statements and schedules of Principal Financial Group, Inc. included in its Annual Report (10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 5, 2003.



/s/ Ernst & Young LLP


Des Moines, Iowa
December 18, 2003